Exhibit 99.1

FOR IMMEDIATE RELEASE August 6, 2008 Investor Contact: Mark Barnett (614) 249-8437 Media Contact: Jeff Botti (614) 249-6339

Nationwide Financial reports second quarter results

Achieving significant market share gains in life insurance market

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported second quarter 2008 net income of $85.4 million, or $0.62 per diluted share, compared with second quarter 2007 net income of $197.3 million, or $1.37 per diluted share.

Net income for the current quarter includes non-operating realized investment losses of $41.5 million, or $0.29 per diluted share, compared to investment losses of $1.2 million, or $0.01 per diluted share, in the prior year quarter. The current quarter’s $41.5 million investment loss includes $62.1 million of other-than-temporary impairments and $1.4 million of net realized losses and is partially offset by $20.5 million of gains related to the mark-to-market of net variable annuity living benefit liabilities.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 10 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“Our core businesses delivered solid results despite a very difficult market environment,” said Jerry Jurgensen, chief executive officer. “While our consolidated results reflect the broader economic conditions, our focus on execution and expense management helped us to maintain operating margins in our core business lines, and we continued to make steady progress in improving our overall life insurance market share ranking. Despite the market turmoil, our capital position remains strong, and our investment portfolio is performing as expected.

“Looking forward, we are very pleased to have announced today (in a separate release) that Nationwide Mutual and Nationwide Financial have entered into a definitive agreement for Nationwide to acquire

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 2

NFS,” added Jurgensen. “This transaction is a key step in our becoming ‘one Nationwide’ with one set of priorities and strategies. It will allow us to set ourselves apart from the competition by aligning our entire product and service portfolio around the customer.”

Highlights from the quarter:

Net operating earnings for the second quarter of 2008 were $127.6 million, or $0.92 per diluted share, compared to $200.4 million, or $1.39 per diluted share, for the same period a year ago. As described below, second quarter 2008 net operating results were negatively impacted by several significant items while the prior year quarter was favorably impacted by significant items.

Excluding these items from both periods, net operating earnings for the second quarter of 2008 were approximately $1.09-$1.11 per diluted share, compared to $1.13 per diluted share, in the prior year.

The current quarter’s significant items were primarily driven by the following:

➢	A $13.2 million federal income tax expense adjustment related to a change in estimate between the 2007 estimated tax liability and amounts expected to be reported on the company’s 2007 tax return when filed;

➢	A $6.3 million after-tax operating loss related to the mark-to-market of the company’s trading portfolio;

➢	A net increase in amortization of deferred policy acquisition costs (DAC) and value of business acquired (VOBA) and other related items totaling $4.2 million after-tax as a result of the company’s comprehensive annual study of DAC assumptions.

The prior year quarter also contained significant items that resulted in a net after-tax benefit of $37.5 million, or $0.26 per diluted share, which included a net benefit resulting from a DAC unlocking, partially offset by several expense and tax related items as detailed in previous earnings releases.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 3

	Three months ended June 30,
(in millions)	2008		2007		Change
	(Unaudited	)	(Unaudited	)
Net income	$85.4		$197.3		-57%
Net income per diluted share	$0.62		$1.37		-55%

Net operating earnings	$127.6		$200.4		-36%
Net operating earnings per diluted share	$0.92		$1.39		-34%

Sales	$4,268.3		$4,536.1		-6%
Net flows (excluding corporate and other segment)	(7.0)		195.2		n.m.
Total revenues	1,080.5		1,168.4		-8%
Total net operating revenues*	816.2		835.6		-2%

Customer funds managed and administered	$152,818.5		$164,261.0		-7%
Total assets	$110,771.2		$121,390.3		-9%
Shareholders’ equity excluding AOCI**	$5,437.8		$5,522.3		-2%
Net operating return on average equity excluding AOCI	9.4%		14.3%		-34%
Book value per basic share excluding AOCI	$39.43		$38.56		2%

*	Total operating revenues, net of interest credited

**	Accumulated Other Comprehensive Income (AOCI)

Sales (as defined in Exhibit 3) were $4.3 billion in the second quarter of 2008 compared to $4.5 billion in the prior year quarter. Sales through affiliated channels decreased 2 percent driven by lower variable annuities sales, partially offset by an increase in public sector sales through Nationwide Retirement Solutions. Sales through non-affiliated distribution channels decreased 8 percent due to lower variable annuity sales through the independent broker/dealers and financial institutions channels.

Total net outflows (excluding the corporate and other segment) were $7.0 million in the second quarter of 2008 compared to net inflows of $195.2 million in the prior year quarter. The decrease in net flows primarily was driven by lower variable annuity deposits.

Net operating revenues, defined as operating revenues net of interest credited, decreased 2 percent primarily due to lower net investment income compared to the prior year quarter. Total revenues declined 8 percent compared to the prior year quarter primarily driven by higher realized investment losses.

Book value per basic share, excluding AOCI, increased to $39.43 per basic share as of June 30, 2008, compared to $39.03 per basic share as of December 31, 2007.

Net operating return on average equity, excluding AOCI (as defined in Exhibit 3), was 9.4 percent for the quarter compared to 14.3 percent in the second quarter of 2007.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 4

“Sales growth and bottom line results were adversely affected by unfavorable market conditions,” said Mark Thresher, president and chief operating officer. “Despite the impact of the capital markets on the current quarter’s results, we strongly believe that our strong balance sheet, diversified business mix and commitment to simpler solutions have positioned us well to manage through this difficult environment and deliver steady long-term growth.

“I am very pleased with the dramatic improvement we’re seeing in our life business, validating the actions we’ve taken over the last 12 months to strengthen this business and enhance its competitive position. During the second quarter, sales of traditional and fixed life products increased 70 percent over last year due to the introduction of innovative new product solutions, the extension of our distribution reach and improvement of our sales processes,” Thresher added. “Recent market data indicates that Nationwide Financial’s overall life insurance market share rankings improved significantly over the last 12 months.

“With respect to the agreement to merge with our parent company, the Nationwide Financial management team and I fully support this transaction. The strategic rationale is compelling, the terms of the transaction for the public shares are fair and the simplified governance and operating structure will better enable NF to grow and be more successful over the longer-term.”

Earnings Conference Call

➢	Nationwide Financial will host a conference call from 8:30 a.m. to 9:30 a.m. EDT on Thursday, August 7, 2008, to discuss the announced transaction as well as second quarter 2008 results, business strategies and outlook.

To participate in the call, dial 1-412-858-4600 and provide your name and company name to the operator. Please dial into the call 10 to 15 minutes early to facilitate a timely connection. A simultaneous webcast of the call also will be accessible on the investor relations section of our Web site at www.nationwide.com. In addition, a replay of the call will be available starting at noon EDT August 7 through 9 a.m. EDT August 15. To listen to the replay please dial 412-317-0088, account number 421065. An audio archive and transcript of the call will be posted to the investor relations section of the company’s Web site within 48 hours of the call.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 5

Operating Segment Second Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended June 30,
(in millions)	2008		2007		Change
	(Unaudited	)	(Unaudited	)
Individual variable annuity sales	$1,111.1		$1,394.8		-20%
Individual fixed annuity sales	43.1		40.1		7%
Income product sales	57.5		50.2		15%
Advisory services program sales	24.9		36.6		-32%

Total sales	$1,236.6		$1,521.7		-19%

Net flows	$(638.0)		$(649.3)		2%
Net operating revenues*	237.9		254.5		-7%
Pre-tax operating earnings	47.7		109.4		-56%

Ending account values	$48,995.0		$54,560.8		-10%
Interest spread on average general account values	1.65%		1.97%
Pre-tax operating earnings to average account values	0.39%		0.81%
Return on average allocated capital	9.8%		22.4%

*	Total operating revenues, net of interest credited

Second quarter individual investments sales declined 19 percent compared to the prior year. The decline was driven by lower demand for variable annuities due to market volatility and the corresponding slowdown in demand for equity-linked products. Fixed annuity sales increased 7 percent, or $3.0 million, over the prior year quarter.

Net outflows were $638.0 million in the second quarter of 2008 compared to $649.3 million in the second quarter a year ago.

Pre-tax operating earnings in the quarter were $47.7 million in the second quarter of 2008 compared to $109.4 million in the same quarter a year ago. The decline primarily was the result of a favorable $61.4 million DAC unlocking in the prior year along with an unfavorable $12.0 million fixed annuity DAC and VOBA unlocking in the current quarter. Additionally, lower interest spread income partially was offset by lower expenses.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 6

Interest spread income declined 30 percent compared to the prior year quarter primarily due to lower general account assets caused by fixed annuity net outflows. In addition, income from prepayments declined $5.4 million from the prior year.

Retirement Plans Segment

	Three months ended June 30,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,475.8	$1,495.9	-1%
Public sector sales	1,106.7	1,072.0	3%

Total sales	$2,582.5	$2,567.9	1%

Net flows	$371.0	$575.3	-36%
Net operating revenues*	174.5	172.3	1%
Pre-tax operating earnings	55.6	64.9	-14%

Ending account values	$76,927.4	$81,187.0	-5%
Interest spread on average general account values	1.94%	1.82%
Pre-tax operating earnings to average account values	0.29%	0.33%
Return on average allocated capital	19.2%	24.8%

*	Total operating revenues, net of interest credited

Second quarter 2008 retirement plans sales increased 1 percent compared to the prior year quarter. Private sector sales were negatively impacted by continued volatility in the capital markets and a weakening economy which has reduced the number of small case 401(k) plans in transition. Public sector sales grew 3 percent compared to a year ago driven by an increase in contributions from several large plans.

Retirement plans net inflows were $371.0 million in the current quarter compared to $575.3 million in the same quarter a year ago. The decline in net flows resulted from lower private sector sales and higher private sector withdrawals.

Pre-tax operating earnings were $55.6 million in the current quarter compared to $64.9 million a year ago. The year-over-year decrease of 14 percent primarily was due to DAC unlocking in the second quarter of 2007 which positively impacted results by $10.5 million, partially offset by higher interest spread income in the current year.

Interest spread income increased 6 percent, driven by improved spread margins compared to the prior year quarter. In addition, income from prepayments decreased $0.8 million compared to the prior year.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 7

Individual Protection Segment

	Three months ended June 30,
(in millions)	2008	2007	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$34.7	$35.5	-2%
COLI/BOLI first year sales	49.3	61.0	-19%
Traditional/universal life first year sales	41.4	24.4	70%

Total first year sales	$125.4	$120.9	4%

Net flows	$259.9	$269.2	-3%
Net operating revenues*	306.4	284.2	8%
Pre-tax operating earnings	78.4	81.6	-4%

Policy reserves	$19,781.7	$20,651.6	-4%
Life insurance in-force	$140,730.0	$134,649.1	5%
Pre-tax operating earnings to operating revenues	22.1%	24.6%
Return on average allocated capital	10.2%	11.3%

*	Total operating revenues, net of interest credited

Total first year individual protection sales were $125.4 million for the quarter, compared to $120.9 million in the prior year quarter. First year sales of traditional and fixed life products increased 70 percent to $41.4 million for the second quarter of 2008 compared to $24.4 million in the prior year quarter. Individual investment life first year sales decreased 2 percent to $34.7 million. COLI/BOLI first year sales declined during the quarter to $49.3 million compared to $61.0 million in the prior year quarter.

Pre-tax operating earnings were $78.4 million in the current quarter compared to $81.6 million a year ago. Net operating revenues increased 8 percent reflecting growth in first year sales and insurance in-force. Higher revenues, along with lower general expenses, were offset by increased benefit expense and higher DAC amortization driven by favorable unlocking in the prior year.

Interest spread income increased 3 percent, driven by a lower average crediting rate. In addition, income from prepayments decreased $0.7 million compared to the prior year.

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $4.9 million in the second quarter of 2008 compared to earnings of $25.8 million in the second quarter of 2007. The decline was primarily driven by decreased net investment income on alternative investments and operating losses that resulted from the mark-to-market of the trading portfolio.

The current quarter interest spread margin on the medium-term notes program was 110 basis points compared to 99 basis points in the prior year. During the current quarter, no medium-term notes were issued and $223.8 million matured.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 8

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that is intended to illustrate the sensitivity of the company’s margins and returns to these factors.

To the extent that equity market performance varies from levels indicated in this business outlook, the company’s results will vary accordingly. Additionally, the company’s results are subject to the factors described in the forward-looking information section found on page 10.

The table below outlines the company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the company’s separate account assets will achieve a return of 1.5 to 1.75 percent per quarter during 2008.

Individual Investments Segment
Interest spread margin	175 -180 bps
Pre-tax operating earnings to average account values	42 - 47 bps
Sales:
Variable annuities	down 9% - 13%
Fixed annuities	flat

Retirement Plans Segment
Interest spread margin	190 - 195 bps
Pre-tax operating earnings to average account values	25 - 30 bps
Sales:
Private sector	flat
Public sector	4% - 6% growth

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection segment	20 - 22%
Investment life	25 - 27%
Fixed life	14 - 16%
First year sales:
Individual VUL	down 0 - 3%
COLI	$150m - $175m
Fixed life	45% - 50% growth

Corporate and Other Segment
Quarterly pre-tax operating earnings	$10m - $15m

Nationwide Financial
Operating return on average equity, excluding AOCI	11.0% - 11.5%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 9

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial statistical supplement for the second quarter of 2008, which is available on the investor relations section of the company’s Web site at www.nationwide.com.

Quiet Period

After the end of each quarter, the company has a quiet period during which it no longer publishes or updates its current outlook and during which company representatives do not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the third quarter of 2008, the quiet period is October 15 through November 7.

About Nationwide Financial

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest1 and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 108 on the Fortune 500 based on 2007 revenue2. To obtain investor materials, including the Company’s 2007 Annual Report to Shareholders, 2007 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company's Web site at www.nationwide.com.

Nationwide, Nationwide Financial, the Nationwide Framemark and On Your Side are federally registered service marks of Nationwide Mutual Insurance Company.

1 Nationwide Investment Services Corporation, member FINRA. In MI only: Nationwide Investment Svcs. Corporation. Nationwide Mutual Insurance Company and Affiliated Companies, Home Office: Columbus, OH 43215-2220

2 Fortune Magazine, April 2008

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 10

Reconciliation of net income to net operating earnings

	Three months ended June 30,
	2008		2007
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$127.6	$0.92	$200.4	$1.39

Non-operating realized investment losses including [1] related adjustments to amortization, net of taxes	(41.5)	(0.29)	(1.2)	(0.01)

Discontinued operations, net of taxes [2]	(0.7)	(0.01)	(1.9)	(0.01)
Net income	$85.4	$0.62	$197.3	$1.37

[1]

Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of TBG Financial are reflected as discontinued.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 95.2% of the combined voting power of all the outstanding common stock and 66.6% of the economic interest in the Company including as a result of the proposed acquisition the Company by Nationwide Corporation and its affiliates; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends; (iii) the potential impact on the Company's reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the United States Securities and Exchange Commission or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of DAC and/or value of business acquired, reduction in separate account assets or a reduction in the demand for the Company's products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions that are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of the outbreak of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 11

Exhibit 1 to Second Quarter 2008 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$354.4	$343.1	$699.5	$679.0
Premiums	105.2	104.9	214.3	215.3
Net investment income	511.5	577.8	1,031.0	1,167.6
Net realized investment losses	(33.9)	(2.6)	(232.8)	(14.0)
Other income	143.3	145.2	284.8	280.5
Total revenues	1,080.5	1,168.4	1,996.8	2,328.4

Benefits and Expenses:
Interest credited to policyholder accounts	294.1	337.0	606.7	679.1
Benefits and claims	178.7	186.1	362.2	339.7
Policyholder dividends	24.4	20.0	48.3	41.3
Amortization of deferred policy acquisition costs	169.5	18.3	235.9	151.5
Amortization of value of business acquired	3.3	15.4	11.7	25.7
Interest expense	25.9	27.5	53.6	52.0
Debt extinguishment costs	—	10.2	—	10.2
Other operating expenses	262.1	273.9	523.1	534.2
Total benefits and expenses	958.0	888.4	1,841.5	1,833.7
Income from continuing operations before federal income tax expense	122.5	280.0	155.3	494.7
Federal income tax expense	36.4	80.8	25.6	126.7
Income from continuing operations	86.1	199.2	129.7	368.0
Discontinued operations, net of taxes	(0.7)	(1.9)	0.2	43.6
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(6.0)
Net income	$85.4	$197.3	$129.9	$405.6

Earnings from continuing operations per common share:
Basic	$0.62	$1.39	$0.94	$2.54
Diluted	$0.62	$1.38	$0.94	$2.53

Earnings per common share:
Basic	$0.62	$1.38	$0.94	$2.80
Diluted	$0.62	$1.37	$0.94	$2.78

Weighted average common shares outstanding:
Basic	137.8	143.2	137.8	144.6
Diluted	138.6	144.3	138.4	145.7

Cash dividends declared per common share	$0.29	$0.26	$0.58	$0.52

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 12

Exhibit 2 to Second Quarter 2008 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$26,209.8	$27,189.2
Equity securities	114.7	124.2
Mortgage loans on real estate, net	7,940.6	8,316.1
Short-term investments, including amounts managed by a related party	1,008.5	1,173.6
Other investments	2,271.4	2,265.0

Total investments	37,545.0	39,068.1
Cash	180.9	73.6
Accrued investment income	337.7	368.4
Deferred policy acquisition costs	4,367.6	4,095.6
Value of business acquired	345.7	354.8
Goodwill	301.2	301.2
Other assets	1,936.5	2,090.4
Separate account assets	65,756.6	72,855.0
Total assets	$110,771.2	$119,207.1

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$34,568.6	$35,441.5
Short-term debt	412.5	309.3
Long-term debt	1,660.1	1,565.1
Other liabilities	3,460.8	3,711.6
Separate account liabilities	65,756.6	72,855.0
Total liabilities	105,858.6	113,882.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,797.0	1,782.4
Retained earnings	4,902.9	4,853.0
Accumulated other comprehensive loss	(525.2)	(81.5)
Treasury stock	(1,262.5)	(1,229.6)
Other, net	(1.3)	(1.4)
Total shareholders’ equity	4,912.6	5,324.6
Total liabilities and shareholders’ equity	$110,771.2	$119,207.1

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 13

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Net operating revenues are calculated by adjusting total revenues to include only net realized investment gains and losses that are related to operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations), net of interest credited to policyholder accounts.

Operating realized investment gains and losses include net realized investment gains and losses that are related to operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating earnings are calculated by adjusting net income to exclude the following (all net of taxes): non-operating net realized investment gains and losses; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating earnings per common diluted share is calculated by dividing net operating earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Net operating return on average equity excluding AOCI is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per basic share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Sales refers to a production volume metric that Nationwide Financial regularly monitors and reports. Sales or similar measures are commonly used in the insurance industry as a measure of the volume of new and renewal business generated in a period.

Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Additionally, Nationwide Financial’s definition of sales may differ from that used by other companies. As used in the insurance industry, sales, or similarly titled measures, generate customer funds managed and administered, which ultimately drive revenues.

As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at sales.

Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. Life insurance premiums determined on a GAAP basis are recognized as revenue when due, as calculated on an accrual basis in proportion to the service provided and performance rendered under the contract. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums collected (cash basis) and deposits received (cash basis) are aggregated and reported as statutory premiums and annuity consideration revenues.

Sales, as reported by Nationwide Financial, are stated net of internal replacements, which management believes provides a more meaningful disclosure of production in a given period. In addition, Nationwide Financial’s definition of sales excludes funding agreements issued under its medium term note program; asset transfers associated with large case bank-owned life insurance and large case retirement plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses.

Management believes that the presentation of sales as measured for management purposes enhances the understanding of the Company’s business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports second quarter 2008 earnings — 14

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized investment gains and losses, net operating earnings, net operating earnings per common diluted share, operating return on average equity, excluding AOCI, book value per common share excluding AOCI, sales or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized investment gains and losses, pre-tax operating earnings, net operating earnings, net operating earnings per common diluted share, operating return on average equity, excluding AOCI, book value per common share excluding AOCI and sales should not be viewed as substitutes for total revenues, net realized investment gains and losses, income from continuing operations before federal income tax expense, net income, earnings per common diluted share, return on average equity, book value per common share, and revenues, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized investment gains and losses, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2008 earnings — 15

Exhibit 3 to Second Quarter 2008 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast non-operating net realized investment gains and losses1. Non-operating net realized investment gains and losses represented ($0.87) per weighted average diluted share in 2007 and ranged from $0.14 to ($0.87) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Net operating revenues to revenues 2

	Three months ended June 30,		Six months ended June 30,
(in millions)	2008	2007	2008	2007
Net operating revenues	$816.2	$835.6	$1,602.0	$1,667.0
Non-operating net realized investment losses[1]	(29.8)	(4.2)	(211.9)	(17.7)
Interest credited to policyholder accounts	294.1	337.0	606.7	679.1
Revenues	$1,080.5	$1,168.4	$1,996.8	$2,328.4

Operating net realized investment (losses) gains to net realized investment losses

	Three months ended June 30,		Six months ended June 30,
(in millions)	2008	2007	2008	2007
Operating net realized investment (losses) gains	$(4.1)	$1.6	$(20.9)	$3.7
Non-operating net realized investment losses[1]	(29.8)	(4.2)	(211.9)	(17.7)
Net realized investment losses	$(33.9)	$(2.6)	$(232.8)	$(14.0)

Pre-tax operating earnings to income from continuing operations before federal income tax expense [2]
	Three months ended June 30,		Six months ended June 30,
(in millions)	2008	2007	2008	2007
Pre-tax operating earnings	$186.6	$281.7	$354.0	$507.4
Non-operating net realized investment losses[1] including related adjustments to amortization	(64.1)	(1.7)	(198.7)	(12.7)
Income from continuing operations before federal income tax expense	$122.5	$280.0	$155.3	$494.7

Net operating earnings to net income and net operating return on average equity to return on average equity 2

	Three months ended June 30,
	2008			2007
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$127.6	9.4%	10.3%	$200.4	14.3%	14.2%
Non-operating net realized investment losses[1] including related adjustments to amortization, net of taxes	(41.5)	(3.0%)	(3.3%)	(1.2)	(0.1%)	(0.1%)
Discontinued operations, net of taxes	(0.7)	(0.1%)	(0.1%)	(1.9)	(0.2%)	(0.1%)
Net income	$85.4	6.3%	6.9%	$197.3	14.0%	14.0%
Average equity, excluding AOCI	$5,410.1			$5,623.2
Average AOCI	(451.8)			7.3
Average equity	$4,958.3			$5,630.5

	Six months ended June 30,
	2008			2007
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$259.1	9.6%	10.2%	$376.2	13.4%	13.4%
Non-operating net realized investment losses[1] including related adjustments to amortization, net of taxes	(129.4)	(4.8%)	(5.1%)	(8.2)	(0.3%)	(0.3%)
Discontinued operations, net of taxes	0.2	—	—	43.6	1.6%	1.5%
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(6.0)	(0.2%)	(0.2%)
Net income	$129.9	4.8%	5.1%	$405.6	14.5%	14.4%
Average equity, excluding AOCI	$5,408.7			$5,612.4
Average AOCI	(328.3)			15.5
Average equity	$5,080.4			$5,627.9

Book value per common basic share excluding AOCI to book value per common basic share
	As of June 30, 2008			As of December 31, 2007
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,437.8		$39.43	$5,406.1		$39.03
AOCI	(525.2)		(3.81)	(81.5)		(0.59)
Total equity	$4,912.6		$35.62	$5,324.6		$38.44
Common basic shares outstanding	137.9			138.5

[1]

Excluding operating items (periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations

[2]	The results of operations of TBG Financial and The 401(k) Company are reflected as discontinued.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com